BRITISH COLUMBIA

NUMBER: **682502**

CERTIFICATE OF AMALGAMATION

COMPANY ACT

I Hereby Certify that **Oro Belle Resources Corporation**, incorporation number 510044, and **Consolidated Trillion Resources Ltd.**, continuation number C-681283, are amalgamated as one company under the name **ORO BELLE RESOURCES CORPORATION**

Issued under my hand at Victoria, British Columbia, on December 02, 2003

JOHN S. POWELL
Registrar of Companies
PROVINCE OF BRITISH COLUMBIA
CANADA